                                                                   Exhibit 10.26

                                  20 July 2004



                             BOOKHAM TECHNOLOGY PLC


                                       AND


                                  STEVE TURLEY



                                   ----------

                                  BONUS SCHEME

                                   ----------



                    Wilmer Cutler Pickering Hale and Dorr LLP
                                    Park Gate
                                 25 Milton Park
                                 Oxford OX14 4SH
                           Tel:   +44 (0)1235 823 000
                           Fax:   +44 (0)1235 823 030
                             Ref: DAA/0107708/00150

THIS DEED is made the 20th day of July 2004.

BETWEEN:

1. BOOKHAM TECHNOLOGY PLC a company registered under number 02298887 with its registered office at 90 Milton Park, Milton, Abingdon, Oxfordshire, OX14 4RY (the "Company"); and

2.   MR STEVE TURLEY of Lakeside House, Standlake, Oxfordshire, UK ("you").

OPERATIVE TERMS:

1. In this Deed, the following words and expressions have, unless the context otherwise requires, the following meanings:

     "ACTING IN CONCERT"         the meaning given to that expression in The
                                 City Code on Takeovers and Mergers in its present form or as amended or substituted from time to time;

     "BOARD" means the Board of Directors of the Company from time to time

     "BOARD CHANGE"              means any change to the composition of the
                                 Board such that the Continuing Directors (as defined below) cease to constitute a majority of the Board;

     "BUSINESS SALE"             means the sale of all or substantially all the
                                 undertaking and assets of the Group in one transaction or a series of transactions;

     "CHANGE OF CONTROL"         means a: (a) Business Sale; (b) Merger; (c)
                                 Sale; or (d) Board Change, PROVIDED ALWAYS THAT neither: (x) a Group Reconstruction; nor (y) a Board Change immediately following a Group
                                 Reconstruction, shall amount to a Change of Control;

     "CHANGE OF CONTROL CLOSING  means the effective date of the Change of
     DATE"                       Control;

     "CONTINUING DIRECTORS"      means those directors appointed to the Board
                                 who: (a) are members of the Board on the date of this Deed; and (b) are nominated or elected subsequent to the date of this Deed by at least a majority of the directors who were Continuing
                                 Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election;
                                 PROVIDED that a director shall not be a
                                 Continuing Director where the director's initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board;

     "GROUP"                     means the Company and its Group Companies;

     "GROUP COMPANY"             means a company and/or corporation in any
                                 jurisdiction: (a) which from time to time is the Holding Company or a Subsidiary of the Company; (b) which from time to time is directly or indirectly a Subsidiary of the Holding Company (excluding the Company); and
                                 (c) over which the Company or the Holding
                                 Company has control within the meaning of
                                 Section 840 of the Income and Corporation Taxes
                                 Act 1988 and the term "Group Companies" shall be a reference to each and every Group Company;

     "GROUP RECONSTRUCTION"      means: (a) a sale, transfer or disposition of
                                 the entire issued share capital of the Company to a company, the shareholders of which are substantially the same as those of the Company in substantially the same proportions; (b) a sale of all or substantially all the undertaking and assets of the Group in one transaction or a series of transactions to a company, the shareholders of which are substantially the same as those of the Company in substantially the same proportions; or (c) a scheme of reconstruction or arrangement whereby the entire issued share capital of the Company is cancelled by court order, the Company becomes owned by a company, the shareholders of which are substantially the same as those of the Company in substantially the same proportions;

     "HOLDING COMPANY"           means the direct or indirect holding company of
                                 the Company where the term "holding company" has the meaning attributed to it by section 736 of the Companies Act 1985;

     "MERGER" means, a merger or consolidation of the Company with any other company or corporation where, as a result of such merger or consolidation, the voting securities of the Company outstanding immediately prior thereto do not continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity, including the holding company of such surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

     "SALE" means the sale, transfer or disposition of any part of the Company's share capital to any person resulting in that person, together with any person Acting in Concert with such person, holding more than 50% of the Company's issued share capital; and

     "SUBSIDIARY"                shall have the meaning attributed to it by
                                 section 736 of the Companies Act 1985.

2. Subject to clause 3 of this Deed, the Company agrees to pay to you the sum of L 150,000 in the event of a Change of Control, PROVIDED that you are in the employment of any company in the Group on:

2.1  the Change of Control Closing Date; or

2.2 the date one month prior to the date upon which the Company enters into a contract binding it to the applicable Business Sale, Merger or Sale constituting the Change of Control providing that your employment is not summarily (i.e. without notice or any payment in lieu of notice) and lawfully terminated by the Company (or the relevant company in the Group) prior to the Change of Control Date on the grounds of your gross misconduct; or

2.3 on the date one month prior to the applicable Board Change constituting the Change of Control providing that your employment is not summarily (i.e. without notice or any payment in lieu of notice) and lawfully terminated by the Company (or the relevant company in the Group) prior to the Change of Control Date on the grounds of your gross misconduct.

3. The payment under this Deed shall be made without regard to whether the deductibility of such payment (or any other "parachute payments," as that term is defined in Section 280G of the United States Internal Revenue Code of 1986, as amended (the "Code"), to or for your benefit) would be limited or precluded by Section 280G and without regard to whether such payment (or any other "parachute payments" as so defined) would subject you to the federal excise tax levied on certain "excess parachute payments" under
     Section 4999 of the Code; provided that if the total of all "parachute payments" to or for your benefit, after reduction for all federal, state and local taxes (including the tax described in Section 4999 of the Code, if applicable) with respect to such payments (the "Total After-Tax Payments"), would be increased by the limitation or elimination of any payment under this Deed or any "parachute payments" under other agreements or arrangements between you and the Company, then the amount payable under this Deed (or the "parachute payment" under such other agreement or arrangement as the Company and you shall mutually determine) shall be reduced to the extent, and only to the extent, necessary to maximize the Total After-Tax Payments. The determination as to whether and to what extent the payment under this Deed (or the "parachute payment" under such other agreement or arrangement) are required to be reduced in accordance with the preceding sentence shall be made at the Company's expense by Ernst & Young or by such other certified public accounting firm as the Board may designate prior to a Change in Control of the Company. In the event of any underpayment or overpayment under this Deed (or such other agreement or arrangement) as determined by Ernst & Young (or such other firm as may have been designated in accordance with the preceding sentence), the amount of such underpayment or overpayment shall forthwith be paid to you or refunded to the Company, as the case may be, with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

4. The payment due to you under this Deed shall be made to you on the Change of Control Closing Date and will be subject to applicable deductions for income tax, employee's national insurance contributions and any other taxes or withholdings required by law in any jurisdiction.

5. In the event of a Group Reconstruction, the Company undertakes to procure the novation or assignment of this Deed to the Holding Company, so that the Holding Company undertakes to be bound by and perform this Deed in every way as if the Holding Company had been a party to it in place of the Company.

6. This Deed is supplemental to any service agreement or contract of employment between the Company and you and is not in substitution for and is not intended to supersede any such service agreement or contract of employment.

7. This Deed shall be construed in accordance with the laws of England and the parties submit to the exclusive jurisdiction of the English Courts.

IN WITNESS WHEREOF this Deed has been executed and delivered as a deed on the date set out above.


EXECUTED AND DELIVERED AS A DEED BY
BOOKHAM TECHNOLOGY PLC
ACTING BY:-                               /s/ Peter Bordui
                                          ----------------
                                          Director


                                          /s/ Philip Davis
                                          ----------------
                                          Secretary


EXECUTED AND DELIVERED AS A DEED
BY STEVE TURLEY:                          /s/ Steve Turley
in the presence of:-                      ----------------

Signature of witness                      /s/ E A Preece
                                          --------------

Name of witness                           E A Preece
                                          ----------

Address of witness                        24 Ravensbourne Drive, Woodley,
                                          -----------------------------------
                                          Reading, Berkshire, RG5 4LH
                                          ---------------------------

Occupation of witness                     Administrator
                                          -------------